[The following letter supplements information contained in Ryder System, Inc.’s Definitive Proxy Statement, dated March 13, 2024. In connection with Ryder’s annual Meeting of Shareholders, taking place on May 3, 2024, Ryder is communicating the information below to its shareholders commencing on April 10, 2024.] Robert D. Fatovic Executive Vice President, Chief Legal Officer and Corporate Secretary 6000 Windward Parkway Alpharetta, Georgia 30005 ryder.com Dear Ryder Shareholder: Ryder System, Inc. (“Ryder” or the “Company”) is holding its 2024 Annual Meeting of Shareholders on May 3, 2024 (the “Annual Meeting”). By now, you should have received our Notice of the Annual Meeting and Proxy Statement, which are available at www.ProxyVote.com. We are writing to ask that you vote in accordance with the recommendations of our Board of Directors on the proposals set forth in the Proxy Statement. Particularly, we request that you vote “FOR” each of our director nominees in Proposal 1 and “AGAINST” shareholder Proposals 4 and 5. As highlighted in our Proxy Statement, Ryder demonstrated strong financial performance in 2023. Our balanced growth strategy continued to deliver strong results despite a challenging freight environment. The increase in our stock price, from a low of $77.43 to a year-end price of $115.06, and an absolute three-year shareholder return (“TSR”) of 103%, reflects shareholder confidence in our ability to execute on our strategy and create long-term shareholder value. We also delivered strong adjusted ROE* of approximately 19%, reflecting benefits from our multi-year initiatives, and generated $11.8 billion of total revenue and comparable EPS* of $12.95. These results and our strong balance sheet provided us with ample capacity for organic revenue growth and strategic acquisitions in our Supply Chain Solutions and Dedicated Transportation Services businesses. At the helm of our success in 2023 was our Board, led by our Board Chair and CEO, Mr. Robert E. Sanchez, and our Lead Independent Director and Chair of the Corporate Governance & Nominating Committee (the “Governance Committee”), Mr. Robert J. Eck. With Mr. Eck’s oversight as Chair of the Governance Committee, we have enhanced the depth and breadth of our sustainability reporting, providing transparent and comprehensive reporting through our annual Corporate Sustainability Report (“CSR”) and CDP Climate Change Response (“CDP”). Given the potential impact of Proposals 1, 4 and 5 on the continued success of our business and our strategic initiatives, we urge you to vote in line with our Board’s recommendations for the following reasons: Proposal 1: Election of Director Nominees – Vote FOR each director nominee • Our director nominees consist of highly qualified individuals who reflect diverse backgrounds and provide our Board with an appropriate mix of skills, experience and tenure to promote effective oversight. Our directors are diverse in age, gender, tenure, racial and ethnic background, and professional experiences. Our Board has maintained 30% gender diversity on an independent director basis since 2012, and a majority of our director nominees are diverse by race, gender and ethnicity. Our director nominees include industry leaders, international business executives, financial and accounting experts, and individuals with extensive backgrounds in business development, strategic planning and brand management, among other things. Our Governance Committee annually evaluates the composition of the Board to ensure it continues to reflect a diversity of backgrounds, professional experience and * Adjusted ROE and comparable EPS are non-GAAP financial measures. For a reconciliation of diluted earnings per share from continuing operations to comparable earnings per share, and the non-GAAP elements of adjusted ROE to the corresponding GAAP measures, as well as the reasons why management believes these measures are useful to shareholders, please refer to “Non-GAAP Financial Measures” on pages 44-52 of our Annual Report on Form 10-K for the year ended December 31, 2023.

6000 Windward Parkway Alpharetta, Georgia 30005 ryder.com skills, and also requires all slates of potential director candidates to include diverse candidates. We believe our director nominees, individually and collectively, have the qualifications, expertise and willingness to significantly contribute to our Board and to create long-term shareholder value. Proposal 4: Shareholder Proposal Regarding Managing Climate Risk Through Science‐Based Targets and Transition Planning – Vote AGAINST • We achieved our near-term greenhouse gas (“GHG”) emissions reduction targets ahead of schedule and strive to be thoughtful and purposeful in our approach to setting our emissions reduction targets. As further discussed in our Proxy Statement, in 2020, we set short-term targets to reduce Ryder fleet emissions (Scope 1) by 10%, building electricity emissions (Scope 2) by 30%, and downstream leased equipment emissions (Scope 3) by 15% by 2024. We achieved all these emissions reduction targets ahead of schedule. This shareholder proposal acknowledges our progress in achieving our GHG emissions reduction targets, but requests that we adopt updated targets covering the Company’s full range of operational and supply chain emissions. In setting emissions reduction targets, we are rigorous in considering internal and external variables that influence the timelines at which we can make certain commitments. We believe in establishing emissions reduction targets along scientifically accepted protocols that are measurable and achievable within a certain timeframe. At this time, adopting new emissions reduction targets, as requested by this proposal, is not appropriate or supported by appropriate third-party standards. For example, third-party standards for reporting accurate measurements that capture the full breadth of Scope 3 emissions are still in development. Therefore, the Board believes this proposal, which outlines a prescriptive and one-size-fits-all approach to target setting and fails to evaluate the Company’s operational and financial conditions as well as other complexities, is not in the best interest of shareholders. Instead, we believe that our Board and senior management are best positioned to set, manage and—as appropriate—adjust our emissions reduction targets based on the dynamic political, economic, regulatory, scientific and geopolitical conditions, as well as circumstances that are specific to the Company. Proposal 5: Shareholder Proposal Regarding Ryder’s Climate Change Strategy and Related Impacts on Employment – Vote AGAINST • We already provide our shareholders with sufficient information on an appropriate range of topics, including our progress on environmental initiatives and the impacts of our businesses on shareholders, employees and customers. This shareholder proposal requests that the Company issue a report disclosing the impact of our climate change strategy on relevant stakeholders, including employees, workers in the supply chain, and the communities in which we operate. Based on feedback we have received from key stakeholders and review of our sustainability disclosures, the Board believes our current reporting through our annual CSR and CDP provides shareholders with sufficient information on an appropriate range of topics, including our progress on environmental initiatives and the impacts of our businesses on shareholders, employees and customers. We recognize the importance of responsibly managing our environmental footprint for the benefit of our shareholders, employees and customers, and strive to approach our sustainability initiatives in a thoughtful and purposeful manner. We remain focused on managing our environmental footprint through efficiency and innovation and expect the investments we

6000 Windward Parkway Alpharetta, Georgia 30005 ryder.com make in our sustainability initiatives to benefit our Company and our shareholders. We invest in our employees and the communities in which we operate. For example, our employees have access to development courses through our learning management system, and we offer various programs for employees, including the Professional Driver Council and Future Leader Program, as well as ongoing training and support, including technician training to support advanced vehicle technologies. We also have a long-standing legacy of building stronger communities where our employees live and work. The Ryder Charitable Foundation, formed in 1984, guides our philanthropic engagement and seeks to support nationwide disaster preparation and relief efforts through our logistics, supply chain and transportation services. • Our Board and management are best positioned to determine the initiatives that are appropriate for the Company’s circumstances and needs. Our Board and management monitor and evaluate our environmental, social and governance (“ESG”) initiatives to meet the evolving expectations of our shareholders and other stakeholders. Furthermore, our Board and management are committed to engaging with our shareholders and key stakeholders, including on our ESG initiatives. In 2023, our shareholders expressed strong support for the quality and commitment of our environmental reporting. Our Board and senior management, given their collective industry knowledge and expertise, as well as their ongoing engagement and monitoring of ESG developments most relevant to our Company, are best positioned to determine the reporting practices that are appropriate for the Company. Creating an additional report would be unnecessary, given our wide range of existing sustainability and other disclosures, and would be an inefficient use of the Company’s resources, as it would divert management’s attention, increase costs and provide limited benefit to our shareholders and other stakeholders. Your vote is important to us, and our Board believes voting FOR each director nominee in Proposal 1 and AGAINST Proposals 4 and 5 is in the best interest of our shareholders. We appreciate and thank you for your continued support of Ryder. Sincerely, Robert D. Fatovic